EXECUTED VERSION

DIRECTOR APPOINTMENT AGREEMENT

This Director Appointment Agreement, dated as of June 8, 2012 (this “Agreement”), is by and among the persons and entities listed on Schedule A (collectively, the “Icahn Group”, and individually a “member” of the Icahn Group) and WebMD Health Corp., a Delaware corporation (the “Company”).  In consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Board Representation. The Company agrees:

(a)
(i) to increase the size of the board of directors of the Company (the “Board”) from eleven (11) to twelve (12) members, and (ii) to appoint David Schechter or his Replacement (as hereinafter defined) (the “Icahn Suggested Nominee”) as a Class II director on the Board (with a term expiring at the 2013 annual meeting of stockholders), effective as of the date of the 2012 annual meeting of stockholders, which meeting the Company agrees will be held no later than July 24, 2012 (the meeting of stockholders held no later than July 24, 2012, the “2012 Annual Meeting”);

(b)
if, from the date hereof until the 2012 Annual Meeting, the Icahn Suggested Nominee is unable or unwilling to serve as a director for any reason, the Icahn Group shall have the right to submit the name of a replacement (the “Replacement”) to the Company for its reasonable approval and who shall serve as the designee for appointment as director;

(c)
if the Icahn Suggested Nominee (or his Replacement), once on the Board, ceases to continue to serve as a director prior to the 2013 annual meeting of stockholders, for any reason (other than pursuant to Section 2(d)), the Icahn Group shall have the right to submit the name of a Replacement to the Company for its reasonable approval and who, following such approval, the Company shall appoint, as promptly as practicable, to serve as director in substitution for the Icahn Suggested Nominee for the remainder of the term expiring at the 2013 annual meeting of stockholders; provided, however, that the Icahn Group shall not have the right to submit the name of a Replacement to the Company following delivery of the notice contemplated by Section 2(a)(z);

(d)
for purposes of clauses (b) and (c) above, if the proposed Replacement is not approved by the Company, the Icahn Group shall have the right to submit another proposed Replacement to the Company for its reasonable approval.  The Icahn Group shall have the right to continue submitting the name of a proposed Replacement to the Company for its reasonable approval until the Company approves that such Replacement may serve, in the case of clause (b), as a designee for appointment as director, or in the case of clause (c), to serve as a director, at which time such person is appointed as the Replacement.  The Company agrees that upon being requested to approve a proposed Replacement, it shall grant or withhold its reasonable approval as promptly as practicable; and

(e)	that it shall not file or commence any Legal Proceeding (as defined below) to contest the validity of this Section 1 or to seek a release from the obligations contained in this Section 1.

2.	Actions by the Icahn Group.

(a)
So long as the Company is not in breach of any of its obligations set forth in this Agreement (which breach has not been cured within two (2) days’ written notice from the Icahn Group), from and after the date hereof through the earliest of (x) the conclusion of the 2013 Annual Meeting, (y) if any member of the Icahn Group delivers, or causes to be delivered, to the Secretary of the Company notice of any director nominations or any other proposal to be brought before the Company’s 2013 annual meeting of stockholders during the period specified for the timely delivery of such notice in Section 1.12(A) of the Amended and Restated By-laws of the Company (which period, the Company agrees, shall not end less than 60 days prior to the 2013 annual meeting and shall have a duration of no less than 10 days), the date during such period when such notice is delivered, and (z) the date of the resignation of the Icahn Suggested Nominee (or his Replacement) following his (or his Replacement’s) appointment as a director, accompanied by delivery by the Icahn Group of written notice to the Company that it does not intend to submit the name of a Replacement to the Company pursuant to Section 1(c) (the period commencing on the date hereof and ending on the earliest of the time contemplated in (x), (y) or (z), the “Standstill Period”), no member of the Icahn Group shall, directly or indirectly, and each member of the Icahn Group shall cause each Affiliate (as such term is defined below) of any such members (such Affiliates, collectively and individually, the “Icahn Affiliates”) not to, directly or indirectly:

(i) solicit proxies or written consents of stockholders, or conduct any other type of referendum (binding or non-binding) with respect to the Voting Securities (as defined below), or from the holders of the Voting Securities, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in or assist any third party in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of the Voting Securities,

(ii) encourage, advise or influence any other person or assist any third party in so encouraging, assisting or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any other type of referendum with respect to the Company or the Voting Securities,

(iii) form or join in a partnership, limited partnership, syndicate or other group (other than any such group comprised solely of any Icahn Affiliates), including without limitation a group as defined under Section 13(d) of the Exchange Act, with respect to the Voting Securities, or otherwise support or participate in any effort by a third party with respect to the matters set forth in clause (i) above,

(iv) present any proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) for consideration for action by stockholders, make a request for a list of the Company’s stockholders, propose any nominee for election to the Board, or seek to place a representative on the Board or seek the removal of any director from the Board, other than as specifically contemplated by Sections 1(b), 1(c), 1(d) or 2(a)(y),

(v) grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for the 2012 Annual Meeting) or deposit any of the Voting Securities held by the Icahn Group or the Icahn Affiliates in a voting trust or subject them to a voting agreement or other arrangement of similar effect except as provided in Section 2(b) below,

(vi) make any request under Section 220 of the Delaware General Corporation Law (and the Icahn Group hereby withdraws all such prior requests made with respect to the Company, if any),

(vii) threaten, file or otherwise commence or cause to be threatened, filed or otherwise commenced, any complaint, litigation, claim, action, suit, or similar proceeding (collectively, a “Legal Proceeding”) against the Company or its Affiliates, directors, officer or employees (except solely in connection with enforcing its rights hereunder),

(viii) make any public statement or statement reasonably likely to be made public regarding the Company or its Affiliates, officers, directors, employees or businesses unless approved in writing in advance by the Company,

(ix) effect, seek to effect, or in any way assist or facilitate any other person in effecting or seeking to effect (i) any tender offer or exchange offer to acquire securities of the Company, any acquisition of any material assets or business of the Company or any of its subsidiaries, or any merger, acquisition, share exchange or other business combination involving the Company or any of its subsidiaries, or (ii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses,

(x) (i) request in writing any waiver, or consent under, or any amendment of, any provision of this Agreement, or (ii) file or commence any Legal Proceeding to contest the validity of this Section 2 or to seek a release from the restrictions contained in this Section 2, or

(xi) except among the Icahn Group, enter into any discussions, negotiations, agreements or understandings with any person with respect to the foregoing or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing.

The Icahn Group’s obligations set forth in this Section 2(a) shall be null and void and shall terminate immediately if the Company announces any proposals to be considered by stockholders at the 2012 Annual Meeting, other than the Annual Meeting Proposals (as defined below).  As of the date hereof, the only proposals known to the Company to be considered by stockholders at the 2012 Annual Meeting are the Annual Meeting Proposals.

As used in this Agreement: (A) the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act, (B) the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature (C) the term “Voting Securities” shall mean the common stock, par value $0.01 per share, of the Company (the “Common Stock”) and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or other securities, whether or not subject to the passage of time or other contingencies and (D) the terms “beneficial owner” and “beneficially own” shall have the meanings as set forth in Rule 13d-3 promulgated under the Exchange Act.

(b)
So long as the Company is not in breach of any of its obligations set forth in this Agreement (which breach has not been cured within two (2) days’ written notice from the Icahn Group), during the Standstill Period, each member of the Icahn Group shall (1) cause, in the case of all Voting Securities owned of record, and (2) instruct the record owner, in the case of all shares of Voting Securities beneficially owned but not owned of record, directly or indirectly, by it, or by any Icahn Affiliate, as of the record date for the 2012 Annual Meeting, in each case that are entitled to vote at the 2012 Annual Meeting, to be present for quorum purposes and to be voted, at the 2012 Annual Meeting or at any adjournments or postponements thereof (but not later than July 24, 2012), (i) for Mark J. Adler, M.D., Neil F. Dimick, James V. Manning and Joseph E. Smith or their replacements for election at the 2012 Annual Meeting, (ii) in accordance with the recommendation of the Board for the ratification of the appointment of the Company’s independent public accounting firm, (iii) at its discretion with respect to the Company’s proposal to amend the Company’s Amended and Restated 2005 Long-Term Incentive Plan to increase the number of shares of WebMD Common Stock issuable under that plan, and (iv) at its discretion with respect to the Company’s say-on-pay proposal, (clauses (i), (ii), (iii) and (iv) collectively, the “Annual Meeting Proposals”).

(c)
The Icahn Group will provide all information regarding the Icahn Suggested Nominee or his Replacement as would be required under Section 1.12 of the Company’s Amended and Restated Bylaws if such person had been nominated by a stockholder for election at the 2012 annual meeting of stockholders in accordance with the requirements of the Company’s Amended and Restated Bylaws.

(d)
In the event that, (i) at any time from the date hereof until the date of the 2013 annual meeting of stockholders, the Icahn Group shall beneficially own less than 5% of the total number of shares of Common Stock then outstanding or (ii) any member of the Icahn Group delivers, or causes to be delivered, to the Secretary of the Company notice of nominations of directors or any other proposal to be brought before the Company’s 2013 annual meeting of stockholders pursuant to Section 1.12(A) of the Amended and Restated By-laws of the Company, in either case, the Icahn Suggested Nominee (or his Replacement) shall and without any further action on the part of the Icahn Suggested Nominee (or his Replacement) shall be deemed to, and the Icahn Parties shall cause the Icahn Suggested Nominee (or his Replacement) to, immediately resign from the Board.

3.
Confidentiality Agreement.  The Company hereby agrees that, following execution and delivery to the Company by the Icahn Group of the confidentiality agreement in the form attached hereto as Exhibit B (the “Confidentiality Agreement”), which such Confidentiality Agreement may be executed and delivered at any time by the receiving party thereunder as they so choose in their sole and absolute discretion, the Icahn Suggested Nominee (or his Replacement) shall be permitted to and may provide confidential information to the Icahn Group in accordance with the terms of such Confidentiality Agreement.  At such time as the Icahn Group determines to execute and deliver to the Company the Confidentiality Agreement, the Company also shall execute and deliver to the Icahn Group such Confidentiality Agreement.

4.
Replacement to Execute Agreement.  The Icahn Group shall cause any Replacement appointed by the Company pursuant to Sections 1(b), (c) or (d) to execute a joinder to this Agreement upon such appointment, pursuant to which such Replacement shall agree to be bound by the terms of this Agreement.

5.
Public Announcement.  The Company shall announce this Agreement and the material terms hereof by means of a press release in the form attached hereto as Exhibit A (the “Press Release”) as soon as practicable on or after the date hereof.  The Company acknowledges that the Icahn Group will comply with its obligations under Section 13(d) of the Exchange Act and intends to file this Agreement as an exhibit to its Schedule 13D.

6.	Representations and Warranties of All Parties. Each of the parties represents and warrants to the other party that:

(a)	Such party has all requisite company power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(b)	This Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and

(c)
This Agreement will not result in a violation of any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

7.
Representations and Warranties of Icahn Group.  Each member of the Icahn Group jointly represents and warrants that, as of the date of this Agreement, (i) they collectively beneficially own and/or have an economic exposure to, including without limitation, through derivative transactions, an aggregate of 6,700,525 shares of Common Stock, (ii) except for such ownership or exposure, no member of the Icahn Group, individually or in the aggregate with all other Icahn Members and Icahn Affiliates, has any other direct or indirect beneficial ownership of, and/or economic exposure to, any Voting Securities (or rights or options to own or acquire any Voting Securities, including, without limitation, through any derivative transaction), and (iii) such person’s entry into this Agreement does not require approval by any owners or holders of any equity interest in such Icahn Party (except as has already been obtained).

8.
Miscellaneous.  The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to at law or equity, the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware.  In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.  Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such parties’ principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

9.
No Waiver.  Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.  The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

10.
Entire Agreement.  This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and thereof and this Agreement may be amended only by an agreement in writing executed by the parties hereto.

11.
Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy and email, when such telecopy and email is transmitted to the telecopy number set forth below and sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

If to the Company:
                WebMD Health Corp.
111 Eighth Avenue
New York, New York 10011
Attention:  General Counsel
Facsimile: (212) 624-3773
Email:    dwamsley@webmd.net

With a copy to (which shall not constitute notice):
                     Shearman & Sterling LLP
 599 Lexington Avenue
 New York, New York 10022
Attention:   Creighton O’M Condon, Esq.
                               Scott Petepiece, Esq.
Facsimile:  (212) 848-7179
Email:  ccondon@shearman.com
                      spetepiece@shearman.com

If to the Icahn Group:
                Icahn Associates Corp.
                767 Fifth Avenue, 47th Floor
                 New York, New York 10153
Attention:  Keith Cozza
Facsimile:  (212) 688-1158
Email:  kcozza@sfire.com

With a copy to (which shall not constitute notice):

                 Icahn Associates Corp.
 767 Fifth Avenue, 47th Floor
 New York, New York 10153
Attention:  Keith Schaitkin
Facsimile:  (212) 688-1158
Email: kls@sfire.com

12.
Severability.  If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

13.	Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

14.	Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

15.	No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

16.	Fees and Expenses. Neither the Company, on the one hand, nor the Icahn Group, on the other hand, will be responsible for any fees or expenses of the other in connection with this Agreement.

17.
Expiration of Standstill Period.  Upon the expiration of the Standstill Period in accordance with Section 2(a) hereof, this Agreement shall immediately and automatically terminate in its entirety and no party hereunder shall have any further rights or obligations under this Agreement; provided, however, that (i) no party shall be released from any breach of this Agreement that occurred prior to the termination of this Agreement and (ii) the terms of the Confidentiality Agreement shall survive the termination of this Agreement.

18.
Interpretation and Construction.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

WEBMD HEALTH CORP.

By:           /s/ Douglas W. Wamsley
Name:  Douglas W. Wamsley
Title:    Executive Vice President

ICAHN PARTNERS MASTER FUND LP
ICAHN PARTNERS MASTER FUND II LP
ICAHN PARTNERS MASTER FUND III LP
ICAHN OFFSHORE LP
ICAHN PARTNERS LP
ICAHN ONSHORE LP
BECKTON CORP.
HOPPER INVESTMENTS LLC
By:  Barberry Corp., its sole member
BARBERRY CORP.
HIGH RIVER LIMITED PARTNERSHIP
By: Hopper Investments LLC, general partner
By: Barberry Corp., its sole member

By:  /s/ Keith Cozza
        Name: Keith Cozza
        Title: Authorized Signatory

ICAHN CAPITAL LP
By: IPH GP LLC, its general partner
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
IPH GP LLC
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES HOLDINGS L.P.
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES G.P. INC.

By:           /s/ Sung Hwan Cho
Name: Sung Hwan Cho
Title: Chief Financial Officer

/s/ Carl C. Icahn
Carl C. Icahn

/s/ Brett Icahn
Brett Icahn

/s/ David Schechter
David Schechter

SCHEDULE A

------------------------------

Barberry Corp.
Beckton Corp.
Icahn Capital LP
Icahn Enterprises Holdings L.P.
Icahn Enterprises G.P. Inc.
Icahn Offshore LP
Icahn Onshore LP
Icahn Partners LP
Icahn Partners Master Fund LP
Icahn Partners Master Fund II LP
Icahn Partners Master Fund III LP
IPH GP LLC
High River Limited Partnership
Hopper Investments LLC
Carl C. Icahn
Brett Icahn
David Schechter (and any Replacement thereof)

EXHIBIT A

Press Release
Contacts:
Investors:                                                                                                           Media:
Risa Fisher                                                                                                         Kate Hahn
rfisher@webmd.net                                                                                          khahn@webmd.net
212-624-3817                                                                                                      212-624-3760

WebMD to Expand its Board of Directors

Company to Appoint David Schechter of the Icahn Group to Board

NEW YORK, NY (June 8, 2012) — WebMD Health Corp. (NASDAQ:WBMD) today announced that it will appoint David Schechter, a nominee of Carl C. Icahn and certain of his affiliated entities (“Icahn Group”), to its Board of Directors. Mr. Schechter, a Portfolio Manager for Icahn Capital which is WebMD’s largest shareholder, will join the Company’s Board of Directors immediately following the Company’s annual meeting on July 24, 2012.

“We welcome David Schechter to the Company’s Board of Directors and look forward to working with him,” said Martin J. Wygod, Chairman of WebMD. “We are committed to building upon our leadership position and making the investments and improvements necessary to foster long term growth and we believe we have the resources and leadership in place to achieve this goal.”

“We believe that WebMD is undervalued from a long term perspective,” said Mr. Icahn. “As a member of the Board, David will work with the other directors and management to enhance the value of the Company for all shareholders.”

“WebMD is clearly a leader in the digital health information services market with unparalleled reach to both consumers and healthcare professionals,” said Mr. Schechter.  “I look forward to working with the other directors.”

Mr. Schechter currently serves as a Portfolio Manager of the Sargon Portfolio for Icahn Capital, and has held various positions with entities affiliated with Mr. Icahn since 2004. Prior to joining Icahn in 2004, he served as Vice President of Global Special Situations at Citigroup. Mr. Schechter is currently on the board of directors of The Hain Celestial Group, Inc., a natural and organic food and personal care products company, Mentor Graphics Corp., a leader in electronic design automation software, and Federal-Mogul Corporation, an automotive and industrial equipment supplier. Mr. Schechter is a graduate of the Wharton School at the University of Pennsylvania.

The Icahn Group beneficially owns 6,700,525 shares of WebMD common stock, which represents approximately 13.23% of WebMD’s outstanding shares. The Icahn Group will vote its shares in support of all of the Board’s director nominees at the Company’s 2012 Annual Meeting of Stockholders.

WebMD will expand the membership of the Company’s Board of Directors from 11 to 12, and Mr. Schechter will be added as an additional Class II director. Class II directors’ terms expire at the Company’s 2013 Annual Meeting of Stockholders.

About WebMD
WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, emedicineHealth, RxList, theheart.org and Medscape Education.

*****************************

All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements, including risks and uncertainties regarding: competition for advertisers and sponsors for our public portals and mobile platforms; changes in financial markets; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

EXHIBIT B

Form of Confidentiality Agreement

WEBMD HEALTH CORP.

111 Eighth Avenue

New York, New York 10011

[              ], 201[ ]

To: Each of the Persons Listed on Schedule A Hereto (the “Icahn Group”)

Ladies and Gentlemen:

This letter agreement shall become effective upon the appointment of the Icahn Suggested Nominee and the execution by the Company and you of the signature page hereto.  Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Director Appointment Agreement (the “Director Appointment Agreement”), dated as of June 8, 2012, among WebMD Health Corp. (the “Company”) and the Icahn Group.  The Company understands and agrees that, subject to the terms of, and in accordance with, this letter agreement, the Icahn Suggested Nominee may, if and to the extent he desires to do so (in his sole and absolute discretion), disclose information he obtains while a member of the Board of Directors (the “Board”) of the Company to you and the Representatives (as hereinafter defined) and may discuss such information with any and all such persons.  As a result, you may receive certain non-public information regarding the Company.  You acknowledge that this information is proprietary to the Company and may include trade secrets or other business information the disclosure of which could harm the Company.  In consideration for, and as a condition of, non-public information being furnished to you and, subject to the restrictions in paragraph 2, your attorneys, directors, officers and employees (collectively, “Representatives”), you agree to treat any and all information concerning the Company that is furnished to you or your Representatives (regardless of the manner in which it is furnished, including without limitation in written or electronic format or orally, gathered by visual inspection or otherwise) by the Icahn Suggested Nominee, or by or on behalf of the Company, together with any notes, analyses, compilations, studies, interpretations, documents, records or extracts thereof containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, “Evaluation Material”), in accordance with the provisions of this letter agreement, and to take or abstain from taking the other actions hereinafter set forth.

1.  The term “Evaluation Material” does not include information that (i) is or has become generally available to the public other than as a result of a direct or indirect disclosure by you or your Representatives in violation of this letter agreement or any obligation of confidentiality, (ii) was within your or any of your Representatives’ possession on a non-confidential basis prior to its being furnished to you by the Icahn Suggested Nominee, or by or on behalf of the Company or (iii) is received from a source other than the Icahn Suggested Nominee, the Company or any of its representatives; provided, that in the case of (iii) above, the source of such information was not believed to you, after inquiring of the disclosing person, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information at the time the same was disclosed.

2.  You and your Representatives will, and you will cause your Representatives to, (a) keep the Evaluation Material strictly confidential and (b) not disclose any of the Evaluation Material in any manner whatsoever without the prior written consent of the Company; provided, however, that you may disclose any of such information to your Representatives (i) who need to know such information for the sole purpose of advising you and (ii) who are informed by you of the confidential nature of such information; provided, further, that you will be responsible for any violation of this letter agreement by your Representatives as if they were parties hereto except that you will not be so responsible with respect to any such Representative who has executed a copy of this letter agreement as an Additional Signatory and delivered such signed copy to the Company.  It is understood and agreed that the Icahn Suggested Nominee shall not disclose to you or your Representatives any Legal Advice (as defined below) that may be included in the Evaluation Material with respect to which such disclosure would constitute waiver of the Company’s attorney client privilege; provided, however, that the Icahn Suggested Nominee may provide such disclosure if reputable outside legal counsel of national standing provides the Company with a written opinion that such disclosure will not waive the Company’s attorney client privilege with respect to such Legal Advice.  “Legal Advice” as used herein shall be solely and exclusively limited to the advice provided by legal counsel stating legal rights, duties, liabilities and defenses and shall not include factual information or the formulation or analysis of business strategy.

3.  In the event that you or any of your Representatives are required by applicable subpoena, legal process or other legal requirement to disclose any of the Evaluation Material, you will promptly notify (except where such notice would be legally prohibited) the Company in writing by facsimile and certified mail so that the Company may seek a protective order or other appropriate remedy (and if the Company seeks such an order, you will provide such cooperation as the Company shall reasonably request), at its cost and expense.  Nothing herein shall be deemed to prevent you or your Representatives, as the case may be, from honoring a subpoena, legal process or other legal requirement that seeks or requires discovery, disclosure or production of the Evaluation Material if (a) you produce or disclose only that portion of the Evaluation Material which your outside legal counsel of national standing advises you is legally required to be so produced or disclosed and you inform the recipient of such Evaluation Material of the existence of this letter agreement and the confidential nature of such Evaluation Material; or (b) the Company consents in writing to having the Evaluation Material produced or disclosed pursuant to the subpoena, legal process or other legal requirement.  In no event will you or any of your Representatives oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of the Evaluation Material or to obtain reliable assurance that confidential treatment will be afforded the Evaluation Material.  It is understood that there shall be no “legal requirement” requiring you to disclose any Evaluation Material solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling, or engaging in derivative transactions with respect to, the Common Stock of the Company or otherwise proposing or making an offer to do any of the foregoing or making any offer, including any tender offer, or you would be unable to file any proxy materials in compliance with Section 14(a) of the Exchange Act or the rules promulgated thereunder.  Before filing any Schedule 13D or amendment thereto pursuant to Section 13(d) of the Exchange Act or the rules promulgated thereunder with the SEC or other governmental or regulatory body in which you intend to include Evaluation Material that you believe is legally required to be included in such a filing, you will submit such filing to the Company for review and will not include such Evaluation Material in such filing if the Company provides you (not more than one business day following your delivery of such filing to the Company), with a written opinion addressed to you of reputable outside legal counsel of national standing, stating that the Evaluation Material is not legally required to be included in such filing and stating that you may rely upon such opinion.

4.  You acknowledge that (a) none of the Company or any of its representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, and (b) none of the Company or any of its representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.  You and your Representatives shall not directly or indirectly initiate contact or communication with any executive or employee of the Company other than Martin Wygod and Anthony Vuolo (or any individuals substituted in the Company’s sole discretion) concerning Evaluation Material, or to seek any information in connection therewith from any such person other than Martin Wygod and Anthony Vuolo (or substitute), without the prior consent of the Company; provided, however, the restriction in this sentence shall not in any way apply to the Icahn Suggested Nominee.

5.  All Evaluation Material shall remain the property of the Company.  Neither you nor any of your Representatives shall by virtue of our disclosure of and/or your use of any Evaluation Material acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company.

6.  You acknowledge that the Evaluation Material may constitute material non-public information under applicable federal and state securities laws, and that you shall not trade or engage in any derivative transaction, on the basis of such information in violation of such laws.

7.  You hereby represent and warrant to the Company that (i) you have all requisite company power and authority to execute and deliver this letter agreement and to perform your obligations hereunder, (ii) this letter agreement has been duly authorized, executed and delivered by you, and is a valid and binding obligation, enforceable against you in accordance with its terms, (iii) this Agreement will not result in a violation of any terms or conditions of any agreements to which you are a party or by which you may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting you, and (iv) your entry into this Agreement does not require approval by any owners or holders of any equity interest in you (except as has already been obtained).

8.  Any waiver by the Company of a breach of any provision of this letter agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this letter agreement.  The failure of the Company to insist upon strict adherence to any term of this letter agreement on one or more occasions shall not be considered a waiver or deprive the Company of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.

9.  You acknowledge and agree that the value of the Evaluation Material to the Company is unique and substantial, but may be impractical or difficult to assess in monetary terms.  You further acknowledge and agree that in the event of an actual or threatened violation of this letter agreement, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, you acknowledge and agree that, in addition to any and all other remedies which may be available to the Company at law or equity, the Company shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware.  In the event that any action shall be brought in equity to enforce the provisions of this letter agreement, you shall not allege, and you hereby waive the defense, that there is an adequate remedy at law.

10.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this letter agreement or the transactions contemplated by this letter agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this letter agreement or the transactions contemplated by this letter agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (e) each of the parties irrevocably consents to service of process by a reputable overnight delivery service, signature requested, to the address of such parties’ principal place of business or as otherwise provided by applicable law.  THIS LETTER AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

11.  This letter agreement and the Director Appointment Agreement contain the entire understanding of the parties with respect to the subject matter hereof and thereof and this letter agreement may be amended only by an agreement in writing executed by the parties hereto.

12.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy and email, when such telecopy is transmitted to the telecopy number set forth below and sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

If to the Company:
                WebMD Health Corp.
111 Eighth Avenue
New York, New York 10011
Attention:  General Counsel
Facsimile: (212) 624-3773
Email:   dwamsley@webmd.net

With a copy to (which shall not constitute notice):

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention:  Creighton O’M Condon, Esq.
     Scott Petepiece, Esq.
Facsimile:  (212) 848-7179
Email:  ccondon@shearman.com
                      spetepiece@shearman.com

If to the Icahn Group:
                Icahn Associates Corp.
                767 Fifth Avenue, 47th Floor
                New York, New York 10153
Attention:  Keith Cozza
Facsimile:  (212) 688-1158
Email:  kcozza@sfire.com

With a copy to (which shall not constitute notice):

                                Icahn Associates Corp.
767 Fifth Avenue, 47th Floor
New York, New York 10153
Attention:  Keith Schaitkin
Facsimile:  (212) 688-1158
Email: kls@sfire.com

13.  If at any time subsequent to the date hereof, any provision of this letter agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this letter agreement.

14.  This letter agreement may be executed in two or more counterparts which together shall constitute a single agreement.

15.  This letter agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by you without the express written consent of the Company.  This letter agreement, however, shall be binding on successors of the parties hereto.

16.  The Icahn Group shall cause any Replacement appointed by the Company pursuant to Sections 1(b), (c) or (d) of the Director Appointment Agreement to execute a copy of this letter agreement.

17.  This letter agreement shall expire two (2) years from the date on which the Icahn Suggested Nominee ceases to be a director of the Company; except that you shall maintain in accordance with the confidentiality obligations set forth herein any Evaluation Material constituting trade secrets for such time as such information constitutes a trade secret of the Company as defined under 18 U.S.C. § 1839(3).

[Signature Page Follows]

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

WEBMD HEALTH CORP.

By:  ______________________
                         Name:
   Title:

Accepted and agreed as of the date first written above:

ICAHN PARTNERS MASTER FUND LP
ICAHN PARTNERS MASTER FUND II LP
ICAHN PARTNERS MASTER FUND III LP
ICAHN OFFSHORE LP
ICAHN PARTNERS LP
ICAHN ONSHORE LP
BECKTON CORP.
HOPPER INVESTMENTS LLC
By:  Barberry Corp., its sole member
BARBERRY CORP.
HIGH RIVER LIMITED PARTNERSHIP
By: Hopper Investments LLC, general partner
By: Barberry Corp., its sole member

By:  ______________
        Name: Keith Cozza
        Title: Authorized Signatory

ICAHN CAPITAL LP
By: IPH GP LLC, its general partner
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
IPH GP LLC
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES HOLDINGS L.P.
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES G.P. INC.

By:  _________________
        Name: Sung Hwan Cho
        Title: Chief Financial Officer

                                                                               ______________________
Carl C. Icahn

______________________
Brett Icahn

______________________
David Schechter

______________________
Additional Signatory

SCHEDULE A

Barberry Corp.
Beckton Corp.
Icahn Capital LP
Icahn Enterprises Holdings L.P.
Icahn Enterprises G.P. Inc.
Icahn Offshore LP
Icahn Onshore LP
Icahn Partners LP
Icahn Partners Master Fund LP
Icahn Partners Master Fund II LP
Icahn Partners Master Fund III LP
IPH GP LLC
High River Limited Partnership
Hopper Investments LLC
Carl C. Icahn
Brett Icahn
David Schechter (and any Replacement thereof)